Exhibit 26(k)

Opinion of Arthur D. Woods, Esq. as to the Legality of the Securities Being Registered

TLIC Letterhead

April 16, 2007

Board of Directors

Transamerica Life Insurance Company

Separate Account VUL-A

4333 Edgewood Road, NE

Cedar Rapids, Iowa 52499

To the Board of Directors:

In my capacity as Vice President and Counsel of Transamerica Life Insurance Company ("Transamerica"), I have participated in the preparation and review of Post-Effective Amendment No. 11 to the Registration Statement on Form N-6 filed with the Securities and Exchange Commission (File No. 333-86231) under the Securities Act of 1933 for the registration of flexible premium variable life insurance policies (the "Policies") to be issued with respect to the Separate Account VUL-A (the "Account").

I am of the following opinion:

1.	Transamerica has been duly organized under the laws of Iowa and is a validly existing corporation.

2.	The Account has been duly created and is validly existing as a separate account pursuant to Iowa Insurance Law.

3.

The Iowa Code provides that the portion of the assets of the Account equal to the reserves and other liabilities for variable benefits under the Policies is not chargeable with liabilities arising out of any other business Transamerica may conduct. Assets allocated to the Fixed Account under the Policies, however, are part of Transamerica's general account and are subject to Transamerica's general liabilities from business operations.

4.	The Policies, when issued as contemplated by the Registration Statement, will be legal and binding obligations of Transamerica in accordance with their terms.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/a/ Arthur D. Woods

Arthur D. Woods

Vice President and Counsel